Exhibit 10.28

Amended and Restated Exclusive IP Marketing Agreement

This Amended and Restated Exclusive IP Marketing Agreement (“Agreement”) is made and entered into as of June 28, 2004 (the “Amendment Date”) and is hereby made effective as of April 9, 2002 (the “Effective Date”), by and between Micromet AG, having its principal offices at Staffelseestrasse 2, 81477 Munich, Germany (“Micromet”), and Enzon Pharmaceuticals, Inc., having its principal offices at 685 Route 202/206, Bridgewater, New Jersey 08807, USA (“Enzon”). Micromet and Enzon each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

Whereas, the Parties have entered into that certain Exclusive IP Marketing Agreement, dated as of the Effective Date (the “Original Marketing Agreement”), pursuant to which the Parties have entered an arrangement whereby Micromet had the exclusive right to market certain patents on behalf of both Parties under the terms and conditions therein set forth;

Whereas, the Parties desire to amend and restate the Original Marketing Agreement to reflect certain amendments agreed upon in connection with the amendment and restatement of that certain Amended and Restated Collaboration Agreement between Micromet and Enzon dated as of the Effective Date (the “Collaboration Agreement”) and that certain Amended and Restated Cross-License Agreement between Micromet and Enzon dated as of the Effective Date (the “Cross-License Agreement”);

Now, therefore, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	Definitions

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout the Agreement. Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

1.1          “Actual Expenses” has the meaning assigned to it in section 3.2.2.

1.2          “Affiliate” means a legal entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a legal entity; provided that, if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests. “Current Affiliate” means an Affiliate as of the Effective Date.

1.3          “Antigen” means any structure with binding affinity to antibody variable domains.

1.4          “BiTE Product” has the meaning assigned to it in the Cross-License Agreement, which definition is hereby incorporated in this Agreement by reference.

1.1          “BiTE Research Product” has the meaning assigned to it in the Cross-License Agreement, which definition is hereby incorporated in this Agreement by reference.

1.5          “Collaboration Agreement” has the meaning set forth in the Recitals to this Agreement.

1.6          “Consolidated Patent License” has the meaning assigned to it in section 2.1.

1.7          “Consolidated Patent Portfolio” means the combined intellectual property portfolio consisting of the Enzon Licensed Patents and the Micromet Licensed Patents.

1.8          “Enzon License” means the license granted by Enzon to Micromet pursuant to section 2.2.1 of the Cross License Agreement,

1.9           “Enzon Licensed Patents” has the meaning assigned to it in section 1 of the Cross-License Agreement (which definition and the definitions of the terms used therein are hereby incorporated herein by reference), but will exclude for purposes of this Agreement any such Patents claiming inventions primarily directed to Pegylation.

1.10         “Enzon Pipeline Product” means any Licensed Product, other than a BiTE Product or BiTE Research Product, as to which (a) Enzon obtains or retains commercialization rights (whether exclusive or co-exclusive) in one or more Major Market Countries, or (b) Enzon or any of its Current Affiliates has filed or will file an IND in its own name. As used herein, “Major Market Country” means the United States of America, England, France, Germany, Italy, Spain, and Japan.

1.11        “Enzon Targets” means Antigens that are the (i) subject of Target/Antibody Research by Enzon or its Affiliates, (ii) subject of further, diligently conducted on-going research by Enzon or its Affiliates, or (iii) target of or binding site for an Enzon Pipeline Product that is in commercial development, clinical trials, or being marketed by Enzon, its Affiliates, or their licensees or marketing partners.

1.12        “Existing License Agreement” has the meaning assigned to it in section 2.7.

1.13        “Exploit” or “Exploitation” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of a product, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, exportation, transportation, distribution, promotion and marketing activities related thereto.

1.14        “FTE” means the equivalent of a total of 1600 hours per year of business development and related administrative work and travel directly related to the sourcing and negotiation of Third Party License Agreements carried out by a qualified Micromet employee or consultant.

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1.15        “FTE Cost” means US$275,000 per FTE per annum, as adjusted on the first day of each calendar year based on: (a) any increase in the German consumer price index that has occurred in the preceding calendar year, and (b) any change in the conversion rate between the Euro and the US Dollar in the preceding calendar year.

1.16        “Licensed Product” has the meaning assigned to it in section 1 of the Cross-License Agreement (which definition and the definitions of the terms used therein are hereby incorporated herein by reference).

1.17        “Licensing Revenue” means the license fees, milestone payments and royalties received by Micromet in connection with Third Party License Agreements.

1.18        “Micromet Licensed Patents” has the meaning assigned to it in section 1 of the Cross-License Agreement (which definition and the definitions of the terms used therein are hereby incorporated herein by reference).

1.19        “Micromet Pipeline Product” means any Licensed Product as to which (a) Micromet obtains or retains commercialization rights (whether exclusive or co-exclusive) in one or more Major Market Countries, or (b) Micromet or its Current Affiliates has filed or will file an IND in its own name. As used herein, “Major Market Country” means the United States of America, England, France, Germany, Italy, Spain, and Japan.

1.20        “Non-Human SCA Product” has the meaning assigned to it in the Cross-License Agreement, which definition is hereby incorporated in this Agreement by reference.

1.21        “Patents” means (a) all patents and patent applications in any country or supranational jurisdiction, and (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications.

1.22        “Pegylation,” with a correlative meaning for “Pegylated,” means the conjugation (covalent chemical bonding) of PEG (including but not limited to conjugation through linking groups) with or to other materials, including but not limited to Single Chain Antibodies. “Pegylation” will include the synthesis, derivatization, characterization, and modification of PEG for such purposes, together with the synthesis, derivatization, characterization, and modification of the raw materials and intermediates for the manufacture of PEG reagents or products incorporating such PEG reagents by means of conjugation, and all methods of making and using each and all of the foregoing. For clarity, Pegylation will not include the attachment of PEG with or to other materials by means other than conjugation. As used in this definition, “PEG” means polyethylene glycol and derivatives thereof, including methoxy-polyethylene glycol.

1.23        “Research Collaboration” means the research collaboration between Enzon and Micromet conducted pursuant to the Collaboration Agreement.

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1.24        “Research Product” has the meaning assigned to it in the Cross-License Agreement, which definition is hereby incorporated in this Agreement by reference.

1.25        “SCA Product” has the meaning assigned to it in the Cross-License Agreement, which definition is hereby incorporated in this Agreement by reference.

1.26        “Single Chain Antibody” means a single chain polypeptide having binding affinity for an antigen and a defined amino acid sequence whereby such polypeptide comprises (i) a first polypeptide segment having a light chain variable region, (ii) a second polypeptide having a heavy chain variable region, and (iii) at least one peptide linker linking the first and second polypeptides into a single chain polypeptide.

1.27        “Target/Antibody Research” means diligently conducted, on-going research activities directed towards the identification and optimization of Antigens or Single Chain Antibodies binding to such Antigens for which a Party is expending its own funds in conducting such research activities, which funds have not been received directly or indirectly from a Third Party biotechnology or pharmaceutical company to fund or otherwise sponsor such research.

1.28        “Third Party” means any party other than Micromet, Enzon or their respective Affiliates.

1.29        “Third Party License Agreement” means any agreement between Micromet and a Third Party other than an Existing License Agreement that includes a license or sublicense under the Patents within the Consolidated Patent Portfolio.

1.30         “Third Party SCA Product” means any SCA Product or Non-Human SCA Product that is not a Micromet Pipeline Product or Enzon Pipeline Product.

2.	Marketing Of The Consolidated Patent Portfolio

2.1          Grant of Right to Sublicense. During the term of this Agreement and subject to the limitations in this section 2, Enzon hereby grants to Micromet the exclusive, worldwide right and license under the Enzon Licensed Patents to grant nonexclusive sublicenses under the Enzon License to Exploit Third Party SCA Products and Research Products (each such sublicense and license, a “Consolidated Patent License”).

2.2           Antigen-Specific License Grants. Micromet will grant Consolidated Patent Licenses for SCA Products only on an individual Antigen-by-Antigen basis, with each such license specifying by recognized name or other unique identification the single Antigen that is the subject of such license. For clarification, the preceding sentence prohibits the grant of Consolidated Patent Licenses for more than one Antigen in a single Consolidated Patent License and prohibits the grant of such license for a genus of Antigens.

2.3           Adverse Parties in Litigation.

2.3.1      As of the Effective Date, Enzon will provide Micromet with a complete list of all actions for infringement of a patent owned or licensed by Enzon or Enzon’s Affiliates, and any action against Enzon or Enzon’s Affiliates for infringement of a patent owned or licensed by a Third Party or such Third Party’s Affiliates (“Pending Litigation”). Thereafter, during the term of this Agreement, Enzon will update such list promptly after the initiation of any new actions, and the settlement or other final disposition of any Pending Litigation, and will provide such updated list to Micromet.

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2.3.2       Micromet will not grant a Consolidated Patent License to any Third Party or an Affiliate of any Third Party of which Micromet was informed that such party is a party to a Pending Litigation except as provided for in section 2.10.

2.4          Enzon Targets. Micromet will not grant any Consolidated Patent Licenses with respect to Antigens that are Enzon Targets. A list of the Enzon Targets is annexed as Appendix A hereto. Enzon may inform Micromet in writing of any additional Antigens that qualify as Enzon Targets after the Effective Date. In addition, Enzon will promptly inform Micromet if and when an Antigen listed on Appendix A no longer qualifies as an Enzon Target. Appendix A will be deemed amended upon receipt by Micromet of such written notices. Enzon will provide Micromet upon request with a written certification subscribed by an officer of the company that any particular Enzon Target listed on Appendix A continues to qualify as an Enzon Target, provided that Micromet will not make more than one such request in any six-month period.

2.5          Marketing Plan and Budget Within 30 days of the Effective Date for the remainder of 2002, and not less than 30 days prior to the end of this and any subsequent calendar year during the term of this Agreement, Micromet and Enzon will meet and agree on a plan for marketing activities to be performed by Micromet for the remainder of 2002, and the following calendar years, respectively (the “Marketing Plan”). Each Marketing Plan will include a reasonably detailed budget of the FTE levels and the out-of-pocket costs and expenses expected to be incurred by Micromet in connection with the performance of the Marketing Plan (“Marketing Budget”).

2.6          Marketing Diligence. Micromet will use commercially reasonable efforts to execute the Marketing Plan for the calendar year in question, including without limitation, (i) diligently responding to inquiries of Third Parties interested in obtaining a Consolidated Patent License and engaging in the process of discussing and negotiating the potential terms, term sheets, and if appropriate, license agreements with such Third Parties; and (ii) keeping Enzon informed on a regular basis on the status of any ongoing discussions or negotiations. Each Third Party License Agreement may include, as negotiated and agreed to between Micromet and the Third Party, a license under (i) a single patent in the Consolidated Patent Portfolio, (ii) any group or combination of patents in the Consolidated Patent Portfolio, or (iii) the entire Consolidated Patent Portfolio. Notwithstanding the Marketing Plan, if at any time during the negotiation process Micromet determines in its reasonable business judgment that it does not wish to proceed with the negotiation and execution of any Third Party License Agreement, Micromet will have the right to terminate such discussion or negotiation and not execute such Third Party License Agreement.

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2.7          Existing License Agreements. The license agreements between one of the Parties and Third Parties listed in Appendix B (“Existing License Agreements”) that are in effect as of the Effective Date will not be included as Third Party License Agreements under this Agreement. Any renegotiation of an Existing License Agreement and any partial or complete amendment of an Existing License Agreement will be the responsibility of the Party who is the original licensor under such agreement. For the avoidance of doubt, Micromet will be free to negotiate and execute license agreements with respect to Micromet Licensed Patents with Third Parties who are licensees of Enzon under Existing License Agreements. In no event will the grant of any sublicense under the Enzon License to a Third Party by Micromet relieve such Third Party from any obligations under an Existing License Agreement with Enzon or supercede any such agreement, and Micromet will not enter into any agreement with a Third Party that does or purports to do so.

2.8           Minimum Financial Terms.

2.8.1       Micromet will grant Consolidated Patent Licenses only in consideration of Licensing Revenues that are paid in cash or cash-equivalents. Micromet will not grant a Consolidated Patent License in connection with or in contemplation of any transaction or relationship with a Third Party that results in consideration, remuneration, or other benefit to Micromet other than cash or cash-equivalent Licensing Revenue that is subject to division with Enzon.

2.8.2       For purposes of this section 2.8, equity securities will be deemed a cash- equivalent consideration if Micromet has the ability to transfer to Enzon, and does in fact transfer to Enzon, 50% of such securities along with any registration and stockholder rights related thereto, provided that notwithstanding the provisions of section 3 concerning the timing of payments from Micromet to Enzon, any such transfer will take place immediately upon Micromet’s receipt of such securities.

2.9          Comfort Letter. Within 7 business days of receipt of a written request from Micromet, which will include a draft of a proposed Third Party License Agreement, either in executable form or in a form which will be materially and substantially similar to the executed Third Party License Agreement, Enzon will provide Micromet with a written confirmation that such draft Third Party License Agreement complies with the terms of this Agreement if it does comply with the terms of this Agreement, including without limitation, the requirements and limitations of this section 2. If within such 7-day period, Enzon does not respond, Enzon will be deemed to have consented to the proposed Third Party License Agreement. Within 30 days of the date of execution of a Third Party License Agreement, Micromet will deliver to Enzon a copy of such executed agreement.

2.10        Resolution of Third Party Claims. If Enzon or its Affiliates are sued for patent infringement or threatened with suit by a Third Party, Enzon may request Micromet to assist Enzon in settling such lawsuit by granting said Third Party a Consolidated Patent License. If the Third Party agrees to settle the suit in exchange for such license, then Micromet will grant such license provided that (i) Micromet will have the right to retain 100% of the Licensing Revenue, and (ii) Micromet may instead of granting such license make other arrangements with the Third Party to settle such suit (except that no such arrangements will require any payments or other consideration by Enzon without Enzon’s prior written consent).

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3.	Financial Terms

3.1         Sharing of Net Revenues.

3.1.1       Each Party will be entitled to an equal 50% share of all Licensing Revenue. The Parties agree that any Licensing Revenue received by Micromet during the term of the Collaboration (as defined in the Collaboration Agreement) will be held by Micromet in separate accounts for purposes of funding the Collaboration. Upon termination of the Collaboration pursuant to the terms of the Collaboration Agreement, or at such other time as may be mutually agreed by the Parties, Micromet will pay to Enzon all remaining Licensing Revenue held by Micromet in the account containing Enzon’s share of Licensing Revenue.

3.1.2      Within 30 days of the conclusion of each calendar quarter during which Micromet received any Licensing Revenues, Micromet will provide to Enzon a written report showing the amounts received from Third Parties and a copy of any reports and other documentation submitted by such Third Parties in connection with the payment made to Micromet.

3.1.3       If Micromet is required, pursuant to Third Party License Agreements, to credit back to Third Parties any Licensing Revenues as a result of adjustment mechanisms contained in such Third Party License Agreements, e.g., audit provisions, Micromet will be entitled to credit the amount of the overpayment by such Third Party against future Licensing Revenues collected from such Third Party pursuant to the applicable Third Party License Agreement; provided, that if the adjustment mechanism of a Third Party License Agreement obligates Micromet to credit back Licensing Revenues in the form of cash payments, Micromet may make any repayments due from Micromet to the Third Party from the Licensing Revenues held in separate accounts pursuant to section 3.1.1 above; and provided, further, that if the amount held in such separate accounts pursuant to section 3.1.1 is not sufficient to cover the amount due to the Third Party, Enzon will pay Micromet 50% of any amounts paid by Micromet to the Third Party that exceed the amount held in the separate accounts, such payment to Micromet to be made within 30 days of Micromet’s payment to such Third Party. Notwithstanding the preceding sentences of this section, Micromet will use its commercially reasonable efforts in negotiating such Third Party License Agreements to provide that any such adjustment mechanisms resolve overpayments via credit as opposed to cash refunds.

3.1.4       For purposes of clarification, Third Party SCA Products developed and commercialized under Third Party License Agreements that are entered into by Micromet pursuant to this Agreement and thus subject to revenue sharing under this section 3 will not be subject to the milestones and royalties under the Cross-License Agreement.

3.2         Reimbursement Of Expenses.

3.2.1      Each Party will bear 50% of (i) the aggregate FTE Costs reasonably incurred by Micromet in executing the Marketing Plan (e.g., business development, contract administration); and (ii) out-of-pocket expenses incurred by Micromet directly in connection therewith (e.g., travel expenses for meetings with potential licensees, legal fees for drafting license agreements).

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3.2.2      Enzon will pay its 50% share of the Marketing Budget for each year in 4 equal installments no later than the first day of each calendar quarter. For the calendar year 2002 the 50% share will be paid in 2 equal installments no later than the first day of each remaining calendar quarter. Within 60 days of the last day of each calendar year, Micromet will provide Enzon with a statement setting forth the actual level of FTE efforts and actual costs and expenses for the calendar year in question (“Actual Expenses”), together with receipts, credit card bills and other appropriate supporting documentation. To the extent the Actual Expenses exceed the amounts paid by Enzon for the year in question pursuant to this section, Enzon will pay Micromet its 50% share of the difference within 30 days of receipt of the statement of Actual Expenses, provided that, if the Actual Expenses exceed the Marketing Budget by more than 20%, Enzon will have no obligation to make such payment unless during the year in question Micromet advised Enzon of an anticipated overrun and obtained Enzon’s written consent to pay its share of same, which such consent will not be unreasonably withheld or delayed. To the extent the Actual Expenses are less than the amounts paid by Enzon for the year in question pursuant to this section, the difference will be credited against the next quarterly installment(s) to be paid by Enzon for the following calendar year.

3.3          Payment Method. All amounts due hereunder will be paid in US Dollars by wire transfer in immediately available funds to an account designated by the receiving Party. Any payments or portions thereof due hereunder which are not paid on the date such payments are due will bear interest from the due date until the date of payment at the rate which is the lower of (i) 2% over the overnight London Interbank Offering Rate in effect on the due date or (ii) the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent, compounded monthly.

3.4          Records Retention. Each Party will maintain complete and accurate books, records and accounts in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained by such Party until 3 years after the end of the period to which such books, records and accounts pertain.

3.5          Audit. Each Party will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to the auditing Party, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of the other Party as may be reasonably necessary to verify the accuracy of information needed to calculate payments required hereunder (“Payment Information”) for any calendar quarter ending not more than 36 months prior to the date of such request; provided, however, that the auditing Party will not have the right to conduct more than one such audit in any 12-month period. The accounting firm will disclose to both Parties whether such Payment Information is correct or incorrect and the specific details concerning any discrepancies. The auditing Party will bear all costs of such audit, unless the audit reveals an underpayment of more than 5% from the reported Payment Information, in which case the other Party will bear the cost of the audit.

3.6          Payment of Additional Amounts. If, based on the results of any audit, additional payments are owed by a Party under this Agreement, such Party will make such additional payments promptly after the accounting firm’s written report is delivered to both Parties. If, based on the results of any audit, payments made by a Party hereunder exceeded payments indicated by the audit as being due, such excess will be credited against future amounts owed by the applicable Party hereunder.

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3.7          Confidentiality. Each Party will treat all information subject to review under this section 3 in accordance with the confidentiality provisions of section 5 and will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

4.	Defense of Patent Rights.

Each Party will have the right to bring actions against Third Parties infringing such Party’s Patents as provided in the Cross-License Agreement. Notwithstanding, prior to bringing any such action, the Parties will meet to discuss the appropriate strategy for enforcing their Patents, and may agree to share the costs of and the damage awards resulting from such actions.

5.	Confidentiality.

5.1         Definition. “Confidential Information” means any information disclosed by one Party to the other as required by or in the performance under the terms of this Agreement.

5.2         Exclusions.

5.2.1      Notwithstanding the foregoing, information of a Party will not be deemed Confidential Information with respect to a receiving Party for purposes of this Agreement if such information:

(a)          was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure to the receiving Party;

(b)          was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to the receiving Party;

(c)          became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to the receiving Party through no fault of or breach of its obligations under this section 5 by the receiving Party;

(d)          was disclosed to the receiving Party other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that Controls such information and know-how not to disclose such information or know-how to others; or

(e)          was independently discovered or developed by the receiving Party or its Affiliates, as evidenced by their written records, without the use of, and by personnel who had no access to, Confidential Information belonging to the Party that Controls such information and know-how.

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5.2.2      Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party unless the combination and its principles are in the public domain or in the possession of such Party.

5.3         Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that, for the Term and for 5 years thereafter, each Party and its Affiliates and sublicensees will keep completely confidential and will not publish or otherwise disclose any Confidential Information of the other Party, its Affiliates or sublicensees.

5.4         Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

5.4.1       made in response to a valid order of a court of competent jurisdiction or other governmental or regulatory body of competent jurisdiction; provided, however, that such Party will first have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued; provided, further, and that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

5.4.2       otherwise required by law; provided, however, that the disclosing Party will provide such other Party with notice of such disclosure in advance thereof to the extent practicable;

5.4.3       made by such Party, in connection with the performance of this Agreement, to Affiliates, permitted sublicensees, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this section 5; or

5.4.4       made by such Party to existing or potential acquirers or merger candidates; existing or potential pharmaceutical collaborators (to the extent contemplated hereunder); investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this section 5. Notwithstanding this section 5.4.4, neither Party will disclose any item of the other Party’s Confidential Information to any existing or potential acquirer or merger partner that is substantially involved in the Exploitation of Antibodies without first providing such other Party with reasonable advance written notice of each such disclosure.

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5.5         Use of Name. Neither Party will make public use of the other Party’s name except (a) in connection with announcements and other permitted disclosures relating to this Agreement and the activities contemplated hereby, (b) as required by applicable law, and (c) otherwise as agreed in writing by such other Party.

5.6         Press Releases.

5.6.1       The Parties will make a joint press release regarding the execution of this Agreement, the final form of which will be subject to approval of both Parties prior to its release to the public. For subsequent press releases and other written public disclosures relating to this Agreement or the Parties’ relationship hereunder (“Proposed Disclosures”), each Party will use reasonable efforts to submit to the other Party a draft of such Proposed Disclosures for review and comment by the other Party at least five (5) full business days prior to the date on which such Party plans to release such Proposed Disclosure, and in any event will submit such drafts at least 24 hours prior to the release of such Proposed Disclosure, and will review and consider in good faith any comments provided in response.

5.6.2       If a Party is unable to comply with the foregoing 24-hour notice requirement because of a legal obligation or stock exchange requirement to make more rapid disclosure, such Party will not be in breach of this Agreement but will in that case give telephone notice to a senior executive of the other Party and provide a draft disclosure with as much notice as possible prior to the release of such Proposed Disclosure.

5.6.3       A Party may publicly disclose without regard to the preceding requirements of this section 5.6 information that was previously disclosed in a Proposed Disclosure that was in compliance with such requirements.

5.6.4       The requirements of this section 5.6 will not apply to public disclosures, written or otherwise regarding a Party’s Pipeline Products that do not specifically refer to this Agreement or the Parties’ relationship hereunder.

5.7         Terms of Agreement to be Maintained in Confidence. Subject to the provisions of this section 5, including the exception for any public disclosures made in compliance with the terms of section 5.6, the Parties agree that the terms of this Agreement are confidential and will not be disclosed by either Party to any Third Party (except to a Party’s professional advisor) without advance written permission of the other Party, provided that either Party may make any filings of this Agreement required by law or regulation in any country so long as such Party uses its reasonable efforts to obtain confidential treatment for portions of this Agreement as available, consults with the other Party, and permits the other Party to participate, to the extent practicable, in seeking a protective order or other confidential treatment, and further provided that either Party may disclose the terms of this Agreement to a Third Party (and its professional advisors) when such disclosure is reasonably necessary in connection with (i) the grant of a license or sublicense of the licensed Patents to such Third Party, (ii) a merger, acquisition, placement, investment, or other such transaction with such Third Party, or (iii) the sale of securities to or other financing from such Third Party or a financing underwritten by such Third Party, in which case disclosure may be made to any person or entity to whom such Third Party sells such securities (and its professional advisers). Advance written permission for disclosure will not be required when a Party is ordered to disclose information concerning the Agreement by a competent tribunal or such disclosures are required by law, regulation, or stock exchange rules, except that such Party will make all reasonable efforts to limit any disclosure as may be required in the course of legal proceedings by entry of an appropriate protective and confidentiality order, and will provide the other Party with as much advance notice of such circumstances as is practicable.

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6.	Term And Termination

6.1         Term. This Agreement will be effective as of the Effective Date and will expire upon the expiration of the last-to-expire Patent within the Consolidated Patent Portfolio.

6.2         Termination for Material Breach.

6.2.1       Any material failure by a Party to comply with any of its material obligations contained herein (“Default”) will entitle the Party not in default to give to the Party in Default written notice specifying the nature of the Default, requiring the defaulting Party to make good or otherwise cure such Default.

6.2.2       If such Default is not cured within 30 days after the receipt of notice pursuant to section 6.2.1 above (or, if such Default cannot be cured within such 30-day period, if the Party in Default does not commence actions to cure such Default within such 30-day period and thereafter diligently continue such actions or if such Default is not otherwise cured within 180 days after the receipt of such notice, except in the case of a payment Default, as to which the defaulting Party will have only a 30-day cure period), the Party not in Default will be entitled, on written notice to the other Party and without prejudice to any of its other rights conferred on it by this Agreement to seek a determination by a court of competent jurisdiction, in accordance with the procedures set forth in section 9.4 hereof, that such Default constitutes a material breach of this Agreement for which termination of this Agreement is authorized by law (such determination a “Finding of Justifiable Termination”).

6.2.3      Upon a Finding of Justifiable Termination, the Party not in default will be entitled, in addition to any other remedies available to it by law or in equity, to terminate this Agreement, unless the breaching Party has cured such Default within 30 days after delivery of the Finding of Justifiable Termination.

6.3         Termination of Cross License Agreement. This Agreement will terminate upon any expiration or termination of the Cross-License Agreement.

6.4         Termination at Will. If this Agreement is still in effect upon expiration of the Research Term (as defined in the Collaboration Agreement), then either Party may terminate this Agreement, for any reason or no reason at all, on written notice to the other Party, such written notice to be effective 30 days after service of notice upon the other Party. After service of notice of termination by Micromet upon Enzon, or Micromet’s receipt of notice of termination by Enzon, Micromet will not initiate any negotiations regarding further licenses under this Agreement, but may conclude any negotiations that have been initiated.

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6.5         Effect of Expiration or Termination on Third Party License Agreements. Except as otherwise provided in the Cross-License agreement, any Third Party License Agreements in effect as of the date of any expiration or termination of this Agreement will survive any expiration or termination of this Agreement, until expiring or terminated in accordance with their terms.

6.6         Obligations Continue. Termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of sections 3, 5 (except 5.6), 6.5, 6.6, 7, 8 and 9 will survive termination of this Agreement. For avoidance of doubt, the Licensing Revenue sharing obligations of section 3.1 will survive after termination of this Agreement.

7.	Indemnification And Insurance

7.1         Indemnification of Micromet. Enzon will indemnify Micromet, its Affiliates, and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all liability suits, investigations, claims or demands (collectively, “Losses”) by Third Parties arising from or occurring as a result of or in connection with any claim or action brought or taken by Enzon against a Third Party that is a party to a Third Party License Agreement.

7.2         Indemnification of Enzon. Micromet will indemnify Enzon, its Affiliates, and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses by Third Parties arising from or occurring as a result of or in connection with Micromet’s activities under this Agreement.

7.3         Indemnification Procedure.

7.3.1       Notice of Claim. The indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under section 7.1 or section 7.2, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The indemnified Party will furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by such Party to this Agreement (the “Indemnified Party”).

7.3.2       Third Party Claims. The obligations of an Indemnifying Party under this section 8 with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in section 7.1 or 7.2 (a “Third Party Claim”) will be governed by and be contingent upon the following additional terms and conditions:

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(a)	Control of Defense.

(i)          At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.

(ii)         Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

(b)           Right to Participate in Defense. Without limiting section 7.3.2(a), any Indemnitee will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with section 7.3.2(a) (in which case the Indemnified Party will control the defense).

(c)           Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate, and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time prior to the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with section 7.3.2(a), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s sole and absolute discretion). The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party.

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(d)          Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

7.4          Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

7.5          Insurance. Each Party will have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and will upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

8.	Limitation Of Liability

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, LOSS OF DATA, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAD OR SHOULD HAVE HAD KNOWLEDGE, ACTUAL OR CONSTRUCTIVE, OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS WILL NOT APPLY TO AN AWARD OF ENHANCED DAMAGES AVAILABLE UNDER THE PATENT LAWS FOR WILLFUL PATENT INFRINGEMENT AND WILL NOT LIMIT EITHER PARTY’S INDEMNITY OBLIGATIONS TO THE OTHER PARTY UNDER THIS AGREEMENT. The foregoing limitations on liability and exclusions of damages: (a) are a fundamental element of the basis of the bargain between the Parties and this Agreement would not be entered into without such limitations and exclusions; and (b) shall apply notwithstanding any failure of essential purpose of any limited remedy herein.

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9.	Miscellaneous

9.1          Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Micromet or Enzon are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code except as may otherwise be required by any provision under German insolvency laws. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code to the extent not otherwise mandatorily provided for under German insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, or the German Insolvency Act (Insolvenzordnung), as the case may be, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefore, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

9.2         Assignment Without the prior written consent of the other Party hereto (which such consent may be granted, withheld or conditioned at the other Party’s sole and absolute discretion), neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party (a) to any Affiliate of such Party; or (b) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates and provided, further, in either case that such assignment may occur only together with a permitted assignment of both the Collaboration Agreement (if then in force) and the Cross-License Agreement (if then in force) to such assignee. The assigning Party (except if it is not the surviving entity) will remain jointly and severally liable with the relevant Affiliate or Third Party assignee under this Agreement, and the relevant Affiliate assignee, Third Party assignee or surviving entity will assume in writing all of the assigning Party’s obligations under this Agreement. Any purported assignment or transfer in violation of this section will be void ab initio and of no force or effect.

9.3          Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision prohibited or unenforceable in any respect.

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9.4         Governing Law; Dispute Resolution.

9.4.1       This Agreement, its interpretation and construction, and any controversy, claim or dispute between the Parties related to or arising out of this Agreement or the Original Marketing Agreement (each a “Dispute”), including any Dispute relating to the Parties’ relationship created hereby, the negotiations for and entry into this Agreement or the Original Marketing Agreement, its conclusion, binding effect, amendment, coverage, or termination, or the performance or alleged non-performance of a Party of its obligations under this Agreement or the Original Marketing Agreement, will be governed by the laws of the State of New York applicable to contracts made and wholly performed within such jurisdiction by residents of such jurisdiction and without reference to its choice of law principles.

9.4.2       The Parties will try to settle any Dispute amicably between themselves. In the event of a Dispute, a Party may notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within 20 days of receipt of the written notice by the other Party, such dispute will be referred to the Chief Executive Officers of each of the Parties (or their respective designees) who will use their good faith efforts to resolve the Dispute within 30 days after it was referred to the Chief Executive Officers.

9.4.3       If a Dispute is not resolved by such officers pursuant to section 9.4.2, either Party may bring an action in the federal courts or State courts located in New York County, State of New York, which will have exclusive jurisdiction (without prejudice to the right to seek removal to federal courts) over any such Disputes. The Parties submit to the personal jurisdiction of such courts for any such action, agree that such courts provide a convenient forum for any such action, and waive any objections or challenges to venue.

9.5         Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided herein), or sent by internationally- recognized overnight courier addressed as follows:

If to Enzon, to:

Enzon Pharmaceuticals, Inc.

685 Route 202/206

Bridgewater, New Jersey 08807

USA

Attention: Chief Executive Officer

Facsimile: (908) 575-1843

with a copy to:

Enzon Pharmaceuticals, Inc.

685 Route 202/206

Bridgewater, NJ 08807

Attention: General Counsel

Facsimile: (908) 541-8838

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and

Kenyon & Kenyon

One Broadway

New York, NY 10004-1050

Attention: Charles A. Weiss, Esq.

Facsimile: (212) 425-5288

If to Micromet, to:

Micromet AG

Staffelseestrasse 2

81477 Munich

Germany

Attention: Chief Executive Officer

Facsimile: ++49 89 895 277 285

with a copy to:

Cooley Godward LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, Virginia 20190-5656

Attention: Matthias Alder, Esq,

Facsimile: (703) 456-8100

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith- Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a business day, and (ii) on the second business day after dispatch, if sent by internationally-recognized overnight courier. It is understood and agreed that this section 9.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

9.6          Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto, including without limitation, the Original Marketing Agreement, are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment or modification of this Agreement will be binding upon the Parties unless made in writing and duly executed by authorized representatives of both Parties,

9.7          Relationship of the Parties. It is expressly agreed that the Parties’ relationship under this Agreement is strictly that of licensor-licensee, and that this Agreement does not create or constitute a partnership, joint venture or agency. Neither Party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other. All persons employed by a Party will be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment will be for the account and expense of such Party.

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9.8          Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of claims based on the failure to perform or a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

9.9         Counterparts. This Agreement may be executed in 2 or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.10        No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

9.11        Further Assurance. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

9.12        English Language. This Agreement has been written and executed in the English language. Any translation into any other language will not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version will control.

9.13        Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement will be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

[Remainder of Page Intentionally Left Blank]

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In Witness Whereof, the Parties have caused this Agreement to be executed by their respective authorized representatives as of the Amendment Date.

Micromet AG		Enzon Pharmaceuticals, Inc.

By:	/s/ Christian Itin	By:	/s/ Kenneth J. Zuerblis
Name:	Christian Itin	Name:	Kenneth J. Zuerblis
Title:	CEO	Title:	Vice President, Finance,
Chief Financial Officer and Corporate Secretary

By:	/s/ Patrick Baeuerle
Name:	Patrick Baeuerle
Title:	CSO

[Signature Page to the Amended and Restated Exclusive IP Marketing Agreement]

AMENDMENT

TO

AMENDED AND RESTATED EXCLUSIVE IP MARKETING AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of November 21, 2005, by and between Micromet AG, having its principal offices at Staffelseestrasse 2, 81477 Munich, Germany (“Micromet”), and Enzon Pharmaceuticals, Inc., having its principal offices at 685 Route 202/206, Bridgewater, New Jersey 08807, USA (“Enzon”). Micromet and Enzon each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

Recitals

A.           The Parties have entered into that certain Amended and Restated Exclusive IP Marketing Agreement, dated as of June 28, 2004 (the “Agreement”), pursuant to which the Parties have granted certain rights relating to the marketing of certain intellectual property rights by Micromet on behalf of both Parties, Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

B.           The Parties have entered into that certain Termination Agreement dated as of the date of this Amendment (the “Termination Agreement”) pursuant to which the Parties have terminated the research collaboration under that certain Amended and Restated Collaboration Agreement, dated as of June 28, 2004 (the “Collaboration Agreement”). The Parties desire to amend the Agreement to reflect certain changes relating to such termination of the Collaboration Agreement.

Agreement

Now, Therefore, for and in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Amendment to Section 3.1.1. The Parties hereby agree to amend and restate Section 3.1.1 of the Agreement, in its entirety, as follows: “Each Party will be entitled to an equal 50% share of all Licensing Revenue received by Micromet on or after October 1, 2005. With respect to Licensing Revenue received and held by Micromet on or before September 30, 2005, Micromet will have the right to retain and dispose of such Licensing Revenue as provided in Section 2.2.1 of that certain Termination Agreement between the Parties, dated as of November 21, 2005.”

2.           Amendment to Section 3.1.2. The Parties hereby agree to amend Section 3.1.2 of the Agreement by appending the following sentence at the end of such section; “Micromet will accompany each such report with a payment equal to Enzon's 50% share of such Licensing Revenue, as may be adjusted in accordance with the terms of this Section 3. Without limiting the foregoing, in order to permit Enzon to meet its financial reporting obligations, Micromet agrees to provide Enzon with written notice of each Third Party License Agreement and the amount of Licensing Revenue received or to be received by Micromet under such Third Party License Agreement, within five (5) business days after the final execution thereof.”

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3.           Amendment to Section 6.4. The Parties hereby agree to amend Section 6.4 of the Agreement by replacing the first sentence of such section with the following: “If this Agreement is still in effect on September 30, 2007, then, at any time after such date, either Party may terminate this Agreement, for any reason or no reason at all, on written notice to the other Party, such written notice to be effective 30 days after service of notice upon the other Party.”

4.           Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.           Effectiveness. This Amendment shall become effective upon the execution hereof by both Parties.

6.           Continuing Effect. Other than as set forth in this Amendment, all of the terms and conditions of the Agreement shall continue in full force and effect.

In Witness Whereof, the parties have executed this Amendment to Amended and Restated Exclusive IP Marketing Agreement as of the date first written above.

Micromet AG		Enzon Pharmaceuticals, Inc.

By:	/s/ Christian Itin	By:	/s/ Jeffrey H. Buchalter
Name:	Christian Itin	Title:	Jeffrey H. Buchalter
Title:	CEO	Title:	Chairman, Pres & CEO

By:	/s/ G.K. Miron
Name:	G.K. Miron
Title:	CFO/COO

2.